Internal Memo sent to Discovery Communications employees - May 4, 2016

Embracing Change to Drive Innovation, Investment and Growth:  A Message from David Zaslav

The changes affecting the media industry today are something you all know well… shifting consumer behavior and new technologies are factors that have touched each and every one of us, and our roles here at Discovery, in some way. These changes, while making an enormous impact on the industry, are not new. The media industry has for years been reinventing itself, changing and growing to adapt to the new technologies and evolving viewership habits that have affected this business since its early days.

At Discovery, we have consistently embraced this evolution as an opportunity for innovation, investment and growth. We have evolved from one channel in one market with one distribution platform to an average of ten channels in 220 markets distributing our content across pay TV, free to air and direct to consumer platforms.

As part of our ongoing strategic planning, we consistently look at our structure and organization in order to maintain our leadership position, stay ahead of the industry and have the resources to invest in new areas of growth.  We are rolling out a number of cost-reduction efforts around the globe, including budget reallocations, technical and process improvements and organizational restructuring, all designed to make us more competitive and ensure that we can continue investing in new growth initiatives. The specifics of the cost reductions will vary across business units and geographies, and you will hear from your leadership team in the days and weeks ahead.  There is no doubt that change can be challenging and difficult. This process, while necessary, is a tough one. In making these hard decisions, we are positioning Discovery for many more years of success and growth as a leader in global entertainment.

The ultimate goal is to maximize our legacy linear TV business while aggressively pursuing new opportunities to diversify and strengthen our content, launch new digital and mobile offerings, and bring world-class content to more people across more screens than ever before.  The cost savings will allow us to continue growing our business while investing in four key areas: more loved content; sports and other valuable IP; digital services and OTT products; and international growth markets.

There is no doubt that the state of Discovery is strong.  U.S. ad sales are up, domestic and international affiliate revenue is healthy, we are launching and investing in new digital platforms like Discovery GO, Seeker and Discovery VR, and our networks are performing well and gaining share around the world.  All the success we have today has been driven by embracing change and disrupting ourselves in the past. I am confident that these cost-reduction measures will both amplify our current strengths and pave a clear path for continued growth and success.

Through this process, it will be more critical than ever to work together with the respect, encouragement and forward-looking approach that has been an important part of Discovery’s DNA for more than 30 years.

Together, we can embrace the change, lead the disruption and continue transforming our company for the future.